Exhibit 99.1

CONTACT:
B. Grant Yarber
President and Chief Executive Officer
Phone: (919) 645-3494
Email: gyarber@capitabank-nc.com

FOR IMMEDIATE RELEASE

Capital Bank Names David Morgan Chief Banking Officer
Organizational changes include promotion and additions

Raleigh, N.C. – August 9, 2007– Capital Bank today announced several organizational changes that will strengthen the bank’s Triangle region, including a promotion and several new staff additions.

David Morgan, who formerly served as Triangle Regional President, has been promoted to Executive Vice President and Chief Banking Officer. In his new role, Morgan will be responsible for all commercial and retail banking at Capital Bank. He is a graduate of North Carolina State University and the Graduate School of Banking at Louisiana State University.

“David has continued to prove himself as a highly talented banker and community leader,” said B. Grant Yarber, president and CEO of Capital Bank. “We are confident he will build on the success we have enjoyed in the Triangle by building a world-class team of community bankers across the state of North Carolina. I know I join our customers and associates in congratulating him on this achievement.”

Morgan, who also serves as Chairman for NC State University’s College of Management’s Local Advisory Board, said, “Capital Bank has given me a great opportunity, and I’m really looking forward to working with all of our associates across the state. We want to continue to provide competitive financial services with great customer service that is delivered locally throughout our organization.”

Other recent additions to Capital Bank’s Raleigh headquarters are David Adams, John (J.C.) Moeller, and Todd Warrick. Adams has been named Raleigh City Executive and leader of the Raleigh Commercial team. He has a Bachelor of Science in Business Administration with a concentration in Marketing and Speech Communications from the University of North Carolina at Chapel Hill. He also holds a Master of Business Administration with a concentration in Finance from East Carolina University.

J.C. Moeller has been named Commercial Relationship Manager on the Raleigh Commercial team. He earned a Bachelor of Science in Business Administration with a concentration in Finance from Appalachian State University. Moeller also has a Master of Business Administration with a concentration in Finance from East Carolina University.

Todd Warrick has been named Senior Vice President and North Wake Community Executive. Warrick is a graduate of Campbell University where he received a degree in business administration and from the Graduate School of Banking at Louisiana State University. Warrick is also a recipient of the 2005 Triangle Business Journal’s Top 40 Under 40 Leadership Award

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.4 billion in total assets, offers a broad range of financial services. Capital Bank operates 26 banking offices in Asheville (3), Burlington (4), Cary, Graham (2), Greensboro, Hickory, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, and Wake Forest. The company’s website is www.capitalbank-nc.com.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

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